Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) made this 31st day of March, 2003 between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Employer”), and E. LEE WYATT, JR. (the “Employee”).

R E C I T A L S

WHEREAS, the Employer desires to retain the services of the Employee; and

WHEREAS, the Employee is prepared to perform those duties as set forth in this Agreement.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1.    Term of Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment from the Employer, for the period commencing April 7, 2003 (the “Commencement Date”) and ending on the third (3rd) anniversary of the Commencement Date, unless sooner terminated pursuant to the provisions of paragraph 5 hereof (the “Employment Period”).

2.    Duties of the Employee. The Employee shall be employed by the Employer as Senior Vice President and Chief Financial Officer, reporting to Theodore M. Wright, as President, or such other person as the Chief Executive Officer of the Employer shall designate. The Employee’s duties shall include the duties customarily performed by a chief financial officer of a New York Stock Exchange listed corporation, and such additional duties as may from time to time be assigned by the President or the Chief Executive Officer of the Employer. The Employee shall serve the Employer faithfully in the performance of the Employee’s duties and shall devote his full time and best efforts to his employment, including the regularly established working hours and such additional time as the requirements of the Employer and the performance of the Employee’s duties require. The Employee agrees to observe and comply with all the rules and regulations of the Employer as adopted and furnished to the Employee by the Employer’s Board of Directors from time to time.

3.    Compensation. For all services rendered by the Employee under this Agreement, he shall be entitled to compensation in accordance with the following:

(a)    Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) at the rate of THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000.00), which shall be paid subject to applicable withholding taxes and other payroll deductions and otherwise in accordance with the payroll policies and procedures of the Employer in effect from to time to time. The Annual Base Salary will be reviewed annually and may be adjusted as determined by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”) in its sole discretion based on both objective and subjective performance criteria and on the financial performance of the Employer.

(b)    Bonus. In addition to the Annual Base Salary as hereinabove provided, the Employer shall be eligible for an annual performance-based cash bonus as determined by the Compensation Committee, in consultation with the Employer’s senior management, in its sole discretion based upon objective and/or subjective performance criteria and on the financial performance of the Employer. Such bonus will be payable in accordance with the policies and procedures of the Employer in effect from time to time with respect to cash bonuses paid to employees. Notwithstanding the foregoing, for calendar year 2003, the Employee’s bonus shall be in accordance with the Employer’s Incentive Compensation Plan and shall be in an amount equal to a percentage of the Employee’s Annual Base Salary paid in calendar year 2003, with a target amount of 120% and a maximum potential amount of 180%, in each case of Annual Base Salary paid to the Employee in calendar year 2003; provided; however, the Employee’s bonus for calendar year 2003 shall be in a minimum amount of Two Hundred Thousand Dollars ($200,000). Such bonus will be payable in the first quarter of calendar year 2004.

4.    Fringe Benefits. During the Employment Period, the Employee shall receive the following fringe benefits of the Employer:

(a)    The use of one demonstrator vehicle annually in accordance with the personnel policies of the Employer in effect from time to time.

(b)    Medical, hospitalization, disability and life insurance benefits as are provided generally to employees of the Employer, as well as participation in the Employer’s 401(k) Plan, Employee Stock Purchase Plan and Deferred Compensation Plan, all in accordance with the Employer’s personnel policies in effect from time to time.

(c)    Prompt reimbursement for all reasonable employment, travel, entertainment and other business related expenses incurred by the Employee in accordance with the policies, practices and procedures of the Employer in effect from time to time.

(d)    An annual paid vacation of fifteen (15) days, with the other terms of such vacation to be in accordance with the policies and procedures of the Employer in effect from time to time.

(e)    Reimbursement for reasonable out-of-pocket expenses incurred by the Employee in the relocation of his household belongings from Greensboro, North Carolina to Charlotte, North Carolina, as well as reimbursement for the real estate commission (not to exceed six percent (6%)) incurred by the Employee on the sale of his present residence in Greensboro, North Carolina. Such reimbursements shall be “grossed up” for any Federal and North Carolina state income taxes imposed on such reimbursements, based upon the Employee’s effective Federal and state tax rates. The tax gross-up calculation shall be determined by the Employer’s accounting firm and shall be subject to the reasonable approval of the Employee. The reimbursements under this paragraph 4(e) shall be repayable by the Employee to the Employer if the Employee’s employment is terminated within the twelve-month period from the Commencement Date by the Employer for Cause pursuant to paragraph 5(b) below, or if the Employee voluntarily resigns his employment with the Employer within such period.

5. Termination of Employment. This Agreement shall terminate as follows:

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Employer determines in good faith that the Employee has become unable to perform the essential functions of his position, with or without reasonable accommodation, due to illness or other physical disability and that such inability to perform is reasonably likely to continue for ninety (90) days or more, then the Employer shall give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full time performance of the Employee’s duties.

(b) Cause. The Employer may terminate the Employee’s employment at any time, without notice and with immediate effect for Cause. For purposes of this Agreement “Cause” shall mean

(i) a material breach by the Employee of the Employee’s obligations as set forth herein (other than due to disability) which material breach is not remedied within five (5) business days after receipt of written notice from the Employer specifying such a breach;

(ii) the conviction of the Employee of a felony;

(iii) actions by the Employee involving moral turpitude;

(iv) willful failure of the Employee to comply with reasonable directives of the Employer’s Board of Directors;

(v) chronic absenteeism of the Employee;

(vi) willful misconduct of the Employee resulting in damage to the Employer; or

(vii) the Employee’s illegal use of controlled substances.

(c) Without Cause. Either the Employee or the Employer may terminate this Agreement at any time, for any reason or without any reason. Such a termination shall be deemed a termination “without cause.”

(d) By the Employee for Good Reason. The Employee may terminate this Agreement for Good Reason (as defined below), upon thirty (30) days’ prior written notice of termination by the Employee to the Employer, which notice expressly states that the Employee is terminating this Agreement and the Employee’s employment pursuant hereto for Good Reason, setting forth, with reasonable particularity, the grounds for such Good Reason; provided, however, such termination shall not occur if the Employer shall cure or correct the circumstances or events upon which such Good Reason is based prior to the expiration of such thirty (30) day period. For purposes hereof, the term “Good Reason” shall mean, without the express written consent of the Employee:

(i) the assignment to the Employee of duties which are a reduction of, or which are inferior to, the Employee’s positions, duties or responsibilities with the Corporation during the preceding six (6) month period; or

(ii) the reduction of the Employee’s then current Annual Base Salary.

6. Obligations of the Employer Upon Termination.

(a) Generally. Except as provided in paragraph 6(b) below, upon termination of the Employee’s employment for any reason, the Employee shall be entitled only to payment of his Annual Base Salary, together with those fringe benefits described in paragraphs 4(a), 4(b) and 4(c) hereof, through the effective date of such termination.

(b) Without Cause or for Good Reason. If the Employee’s employment is terminated by the Employer without cause prior to the expiration of the Employment Period pursuant to paragraph 5(c) above or by Employer for Good Reason prior to the expiration of the Employment Period pursuant to paragraph 5(d) above, and provided the Employee complies with the Restrictive Covenants (as defined and described in paragraph 8 below), then the Employer shall be obligated to pay to the Employee severance pay in an amount equal to the sum of (i) the Annual Base Salary for a one-year period plus (ii) an amount equal to the average of the annual bonuses paid to the Employee prior to termination, or if such termination takes place prior to December 31, 2003, the guaranteed minimum bonus specified in paragraph 3(b) above. Any such severance pay shall be payable to the Employee, subject to applicable withholding taxes and other regular payroll deductions, in twelve (12) equal monthly installments commencing as of the first full month following the date of such termination of employment, and will be offset against (and thereby reduce) any other severance to which the Employee might be entitled from the Employer pursuant to any agreement or policy.

7. Stock Options. The Employee shall be eligible to participate in the Sonic Automotive, Inc. Amended and Restated 1997 Stock Option Plan (the “Stock Option Plan”). Subject to the approval of the Compensation Committee as soon as reasonably possible after the date of this Agreement, the Employee’s initial grant under the Stock Option Plan shall be an option to purchase seventy-five thousand (75,000) shares of the Employer’s Class A Common Stock and shall become exercisable in three (3) equal annual installments, beginning with the first anniversary of the date of grant. Any further grants of options under the Stock Option Plan shall be subject to the approval of the Compensation Committee. The terms and conditions of any options granted to the Employee pursuant to the Stock Option Plan, including the initial grant specified above, shall otherwise be governed by the provisions of the Stock Option Plan.

8. Restrictive Covenants. For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this paragraph 8. It is stipulated and agreed that the Employer is engaged in the business of owning and operating automobile and/or truck dealerships, which business includes, without limitation, the marketing, selling and leasing of new and used vehicles, the servicing of automobiles and trucks, including collision repair, and the provision of financing and insurance to automobile and truck customers (the “Business”). It is further stipulated and agreed that, as a result of the Employee’s employment by the Employer and as a result of the Employee’s continued employment hereunder, the Employee has and will have access to valuable, highly confidential, privileged and proprietary information relating to the Employer’s Business, including, without limitation, existing and future inventory information, customer lists, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, financial information, unpublished present and future marketing strategies and promotional programs, and other information regarded by the Employer as proprietary and confidential (the “Confidential Information”). It is further acknowledged that the unauthorized use or disclosure by the Employee of any of the Confidential Information would seriously damage the Employer in its Business.

In consideration of the provisions of this paragraph 8, the compensation and benefits referred to in paragraphs 3 and 4 hereof, which the Employee acknowledges are legally sufficient to support enforceability by the Employer of the Restrictive Covenants against the Employee, the Employee agrees as follows:

(a) During the term of this Agreement and after its termination or expiration for any reason, the Employee will not, without the Employer’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of the Employee’s duties hereunder).

(b) During the term of this Agreement and for a period of two years after the later of the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason (the “Restrictive Period”), the Employee shall not, directly or indirectly:

(i) Employ or solicit the employment of, or hire or retain as an agent, consultant or in any other capacity, or engage in any business enterprise with, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason was employed by the Employer;

(ii) Provide or solicit the provision of products or services, similar to those provided by the Employer to any person or entity within the Restricted Territory (as hereinafter defined) who purchased or leased automobiles, trucks or services from the Employer at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(iii) Interfere or attempt to interfere with the terms or other aspects of the relationship between the Employer and any person or entity from whom the Employer has purchased automobiles, trucks, parts, supplies, inventory or services at any time during the twelve (12)

calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(iv) Engage in competition with the Employer or its respective successors and assigns by engaging, directly or indirectly, in a business involving the sale or leasing of automobiles or trucks or which is otherwise substantially similar to the Business or any of its component parts, within the Restricted Territory; or

(v) Provide information to, solicit or sell for, organize or own any interest in (either directly or thorough any parent, affiliate or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for, or provide or arrange for any financing to, any person, corporation or other entity that is directly or indirectly engaged in a business in the Restricted Territory which is substantially similar to the Business or any of its component parts, or which is otherwise competitive with the Employer’s business; provided, however, that nothing herein shall preclude the Employee from holding not more than three percent (3%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Employer, so long as such ownership does not provide to the Employee the ability to influence the management of such company in any material respect. As used herein, “Restricted Territory” means:

(1) all Standard Metropolitan Statistical Areas, as determined by the United States Office of Management and Budget, in which the Employer has an office, store or other place of business on the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason; and

(2) all counties in all states in which the Employer has an office, store or other place of business on the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason.

(c) If the Employer retains the services of the Employee after the expiration of the term of this Agreement and the parties do not thereafter enter into another written agreement, it is hereby mutually agreed that the Restrictive Covenants, as well as the provisions of paragraphs 9 and 10 below, shall continue to govern the relations between the Employer and the Employee.

9. Remedies. It is stipulated that a breach by the Employee of the Restrictive Covenants would cause irreparable damage to the Employer. The Employer, in addition to any other rights or remedies which the Employer may have, shall be entitled to an injunction restraining the Employee from violating or continuing any violation of such Restrictive Covenants. Such right to obtain injunctive relief may be exercised at the option of the Employer, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which the Employer may have as a result of any such breach or threatened breach. The Employee agrees that upon breach of any of the Restrictive Covenants, the Employer shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that the Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach. The Employee further agrees that the Restrictive Period shall be extended by a period of time equal to any period of time in which any employee is in violation of the Restrictive Covenants.

10. Acknowledgment of Reasonableness. The Employee has carefully read and considered the provisions of this Agreement and has had the opportunity for consultation with an attorney of the Employee’s choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Employer. In the event that any provision relating to the

Restrictive Period, the Restricted Territory or the scope of the restrictions shall be declared by a court of competent jurisdiction to exceed the maximum period of time, geographical area or scope that such court deems reasonable and enforceable under applicable law, such time period, geographical area or scope of restriction held reasonable and enforceable by the court shall thereafter be the Restricted Period, Restricted Territory and/or scope under this Agreement.

11. Surrender of Books and Records. The Employee acknowledges that all files, records, lists, designs, specifications, books, products, plans and other materials owned or used by the Employer in connection with conduct of its business shall at all times remain the property of the Employer, and that upon termination or expiration of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will immediately surrender to the Employer all such materials.

12. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and shall not be modified or changed in any respect except by a writing executed by the parties hereto.

13. Successors and Assigns. The rights and obligations of the Employee under this Agreement shall inure to the benefit of the Employer, its successors and assigns, and shall be binding upon the Employee and his respective successors, heirs and assigns. The Employer shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Employer’s business activities. This Agreement, being personal in nature to the Employee, may not be assigned by the Employee without the Employer’s prior written consent.

14. Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) if delivered by hand, when so delivered, (b) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service, or (c) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office; in each case all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party to the other:

If to the Employer:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: President	Attention: General Counsel
5401 E. Independence Blvd.	6415 Idlewild Road, Suite 109
Charlotte, NC 28212	Charlotte, NC 28212

If to the Employee:	With a copy to:

E. Lee Wyatt, Jr.
3629 Lewiston Road
Greensboro, NC 27410

15. Governing Law. This Agreement shall, in all respects, be governed by and construed according to the laws of the State of North Carolina.

16. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of the Employer’s standard arbitration agreement, which is attached hereto and is incorporated as Exhibit A. This exclusive arbitration remedy shall not apply to the Employer’s right to seek injunctive relief or other judicial enforcement of the Restrictive Covenants, as contained in paragraphs 8 and 9 above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE:

/s/ E. LEE WYATT, JR. E. Lee Wyatt, Jr.

EMPLOYER: SONIC AUTOMOTIVE, INC.

By:	/s/ THEODORE M. WRIGHT
Name:	Theodore M. Wright
Title:	President

Exhibit A – Attached

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